Exhibit 10.10

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (“Agreement”) is entered into as of the 22nd day of May, 2025, by and between:

E ADVANCE SERVICES LLC, a New York limited liability company with an address at 370 Lexington Avenue, Suite 801, New York, NY 10017 (hereinafter, “Plaintiff”),

and

MEIMOUN & MAMMON, LLC, doing business as M&M TELECOM and TEL3.COM, and CUENTAS INC., a Florida corporation, including its wholly owned subsidiary, with a principal business address at 235 Lincoln Road, Suite 210, Miami Beach, FL 33139 (collectively, the “Defendants”).

RECITALS

WHEREAS, Plaintiff asserts that it is owed the final total amount of Ninety-Nine Thousand Dollars ($99,000.00) by Defendants in connection with a prior business relationship (the “Claim”);

WHEREAS, the parties desire to settle this Claim fully and finally, without further litigation or dispute;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Settlement Terms

As full and final settlement of the Claim, Defendants agree to provide Plaintiff with the following (the “Settlement Consideration”):

a. Sixty Thousand Dollars ($60,000.00) to be paid in full on or before Friday May 23, 2025

2. Mutual Release

Upon receipt of the Settlement Consideration:

a. Plaintiff hereby releases and forever discharges Defendants, including their affiliates, officers, directors, members, shareholders, employees, successors, and assigns, from any and all claims, demands, debts, obligations, liabilities, and causes of action of any kind, known or unknown, arising out of or related to the Claim and any related agreements, dealings, or communications.

b. Defendants similarly release Plaintiff from any and all claims, defenses, or liabilities arising out of or related to the same.

3. Cancellation of UCC Filings and Claims

All UCC-1 financing statements, liens, or other claims or encumbrances filed or asserted by Plaintiff against Defendants or their affiliates in connection with the Claim are hereby deemed fully satisfied, canceled, and released, effective upon the delivery of the Settlement Consideration.

Plaintiff agrees to file or authorize the filing of any UCC termination statements or other documentation reasonably necessary to reflect this release upon request.

4. Cancellation of Personal Guarantees

Any and all personal guarantees, declarations, or similar undertakings made or allegedly made by Mr. Michael De Prado and/or Mr. Shalom Arik Maimon in connection with the Claim are hereby declared fully canceled, null, and void, and of no further force or effect.

5. No Admission of Liability

This Agreement is a compromise of disputed claims and shall not be deemed or construed as an admission of liability or wrongdoing by any party.

6. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles.

7. Entire Agreement

This Agreement constitutes the full and complete understanding between the parties concerning the subject matter herein and supersedes all prior and contemporaneous agreements, representations, or understandings.

8. Execution

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures delivered electronically or by PDF shall be deemed binding.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PLAINTIFF:
E ADVANCE SERVICES LLC

By:	/s/ Evan Marmott
Name:	Evan Marmott
Title:
Date:	May 22, 2025

DEFENDANTS:
MEIMOUN & MAMMON, LLC d/b/a M&M TELECOM / TEL3.COM

By:	/s/ Shalom Arik Maimon
Name:	Shalom Arik Maimon
Title:	CEO
Date:	May 22, 2025

CUENTAS INC.

By:	/s/ Shalom Arik Maimon
Name:	Shalom Arik Maimon
Title:	CEO
Date:	May 22, 2025

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